Exhibit 99.1

Avanex Divests Optoelectronic Fabs in France

Raises Aggregate Proceeds of $20 Million in a Private Placement

FREMONT, Calif. and PARIS – March 1, 2007 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced that it entered into a definitive agreement to sell a 90 percent interest in its French subsidiary, Avanex France S.A, including its Indium Phosphide (InP) and Gallium Arsenide (GaAs) semiconductor fabs to Global Research Company, a société à responsibilité limitée, owned by Alexandre Krivine, and to the current management of Avanex France S.A, Didier Sauvage. Avanex Corporation also announced that it entered into a definitive agreement with an accredited institutional investor relating to a private placement of approximately 10.8 million shares of common stock for aggregate proceeds of $20.0 million.

In addition to the previously mentioned semiconductor III-V fabs, the divested business includes the laser, terrestrial pump, submarine pump and Fiber Bragg Grating (FBG) product lines. Avanex Corporation will continue to maintain a core development group comprised of approximately 20 employees in France focused on transmission products.

“The divestiture of our fabs and certain product lines simplifies our operating structure, significantly reduces our fixed costs and accelerates our path to profitability,” said Jo Major, chairman, president and CEO. “We expect to realize approximately $12.0 million to $16.0 million in annual financial improvements beginning in our fourth quarter of fiscal 2007.”

The transaction is expected to close in the second quarter of calendar 2007. Upon closing, Avanex Corporation will pay the purchasers approximately $17.3 million for anticipated working capital including accrued liabilities for past restructuring activities. Avanex Corporation will retain a 10 percent interest in the divested business and will enter into several commercial and transitional services agreements.

“The series of commercial agreements are designed to ensure our customers reliable access to the technology, continuity of supply, and provide transition support,” said Mr. Major.

Upon closing of the transaction, Avanex France S.A. will be renamed. Mr. Krivine will be named CEO and Mr. Sauvage will be named the company’s first vice president.

Mr. Krivine said, “We strongly believe in the potential and opportunity of such industrial activity in Europe and more specifically in France. We believe that with the new company’s technology and expertise, it can play an international role in growing markets such as submarine and terrestrial pumps for telecommunications as well as explore new markets.”

Avanex Corporation expects the divestiture to result in certain material charges, which have not been determined at this time and will be disclosed on Form 8-K when available.

Additionally, Avanex Corporation entered into a Securities Purchase Agreement with an accredited institutional investor relating to the sale of approximately 10.8 million shares of common stock at a price of $1.85 per share, approximately equal to a 1 percent discount to the closing price on Feb. 28, 2007, for an aggregate purchase price of approximately $20.0 million. The placement is subject to customary closing conditions and is expected to close by March 2, 2007. Avanex Corporation intends to use the net proceeds from the offering for the financing of the divestiture of Avanex France S.A., working capital and general corporate purposes.

In connection with the issuance of the common stock, the investor will be issued warrants exercisable for approximately 2.7 million shares of the company’s common stock. The warrants expire four years from the initial closing and are exercisable at $2.15 per share.

The common stock, warrants and shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Avanex Corporation has agreed to file a registration statement with the SEC covering resale of the shares of common stock and the shares underlying the warrants within 30 days of closing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the shares of common stock, warrants or the shares of common stock issuable upon exercise of the warrants and shall not constitute an offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This press release is being issued pursuant to Rule 135c under the Securities Act.

A Form 8-K describing these transactions will be filed with the SEC and will be available in the SEC filings section of the company’s web site at: http://investor.avanex.com.

About Avanex Corporation

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Shanghai; Nozay, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

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Forward-looking Statements

This press release contains forward-looking statements including statements regarding expected financial improvements from the divestiture in France, the anticipated closing of the divestiture in France, expectations regarding the prospects of the divested business and the anticipated closing of the private placement. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include problems or delays in closing the transactions or in realizing the benefits of the divestiture in France, any event that would cause the company or the investor to breach any of their representations and warranties under the Securities Purchase Agreement, the company’s inability to effect its restructuring goals or the application of accounting or tax principles in an unanticipated manner.

Please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2006, Quarterly Report filed on Form 10-Q on Feb. 7, 2007 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Maria Riley

Director of Communications/Investor Relations

510-897-4188

maria_riley@avanex.com